SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.__ )

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[ _ ] Preliminary Proxy Statement

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[ X ] Definitive Proxy Statement

[ _ ] Definitive Additional Materials

[ _ ] Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

THERMA-WAVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Therma-Wave, Inc.

1250 Reliance Way
Fremont, California 94539

July 14, 2003

To our stockholders:

You are cordially invited to the 2003 Annual Meeting of Stockholders for Therma-Wave, Inc.

Date: August 22, 2003

Time: 11:00 a.m., Pacific Daylight Saving Time

Place: 1250 Reliance Way, Fremont, California 94539

At the annual meeting, you will have the opportunity to vote to:

    elect four directors;
    approve an amendment to our 2000 Equity Incentive Plan to increase the number of shares of common stock that may be issued under the plan by 1,000,000 shares from 3,300,000 shares (plus any shares returned to the company as a result of terminated options granted under the company's stock option plans adopted in 1997 and plus an annual increase of one percent of the company's outstanding shares) (of which only approximately 725,000 shares are still available for issuance) to a total of 4,300,000 shares (plus any shares returned to the company as a result of terminated options granted under the company's stock option plans adopted in 1997 and plus an annual increase of one percent of the company's outstanding shares); and
    approve an amendment to our 2000 Employee Stock Purchase Plan to increase the number of shares of common stock that may be issued under the plan by 1,000,000 shares from 1,500,000 shares (of which only approximately 250,000 shares are still available for issuance) to a total of 2,500,000 shares.

In addition to the formal items of business, Therma-Wave will review the major developments of fiscal 2003 and answer questions that you may have about the company and our activities.

The proxy statement is a critical element of Therma-Wave's corporate governance process. Its purpose is to answer your questions and give you important information regarding our board of directors and senior management. It includes discussions of proposals that require your vote and it contains information describing Therma-Wave's corporate governance practices.

Over the past year, Therma-Wave's board of directors and management team have enhanced the company's corporate governance practices. In many cases we simply formalized our current procedures in order to comply with stricter regulations. In other cases, we introduced changes that strengthen our board of directors. We will implement further changes as new rules are adopted and as we think appropriate. We hope you will take some time to review our corporate governance practices, as well as our audit committee's revised charter which is attached as Appendix C.

This letter is your notice of the annual meeting and is being sent to stockholders of record as of the close of business on June 23, 2003, who are the only holders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. VOTING IN ADVANCE BY MAIL WILL NOT STOP YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ASSURE A QUORUM AND AVOID ADDED COSTS. IF YOU DO ATTEND THE MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT.

We look forward to seeing you at the meeting.

Sincerely,

L. Ray Christie
Vice President, Chief Financial Officer
and Secretary

PROXY STATEMENT FOR THE
THERMA-WAVE, INC.
2003 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

About This Proxy Statement

You have been sent this proxy statement and the enclosed proxy card because Therma-Wave's board of directors is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders. This proxy statement summarizes the information that you will need in order to vote at the annual meeting. However, you need not attend the annual meeting in order to vote your shares. You may instead simply complete, sign and return the enclosed proxy card to register your vote.

This proxy statement and the enclosed proxy card were sent on July 14, 2003 to all stockholders who owned Therma-Wave common stock at the close of business on June 23, 2003, who are the only stockholders entitled to vote at the annual meeting. For ten days prior to the annual meeting, a list of Therma-Wave's stockholders will be open for examination at Therma-Wave's headquarters by any stockholder for any reason relating to the meeting. As of the record date, there were 29,247,976 shares of Therma-Wave common stock outstanding.

Number of Votes

Each share of Therma-Wave common stock entitles you to one vote on each proposal at the annual meeting. The enclosed proxy card indicates the number of shares of Therma-Wave common stock that you own.

The Quorum Requirement

At the annual meeting, an inspector of elections will determine whether there is a quorum present. A quorum is required to conduct any business at the annual meeting. For a quorum to be present, the holders of a majority of the outstanding shares of common stock must be present in person or by proxy. If you mark your proxy card "abstain," or if your proxy vote is held in street name by your broker and it is not voted on all proposals, your proxy vote will nonetheless be counted as present for purposes of determining a quorum.

Voting by Proxy

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote.

If you fill out your proxy card properly and return it in time to vote, your shares will be voted as you have directed. If you sign the proxy card but do not make any specific indications of how you wish to vote, a proxy representative will vote your shares:

    "FOR" the election of the three nominees for Class I directors and one nominee for Class III director;
    "FOR" the approval of an amendment to our 2000 Equity Incentive Plan to increase the number of shares of common stock that may be issued under the plan by 1,000,000 shares from 3,300,000 shares (plus any shares returned to the company as a result of terminated options granted under the company's stock option plans adopted in 1997 and plus an annual increase of one percent of the company's outstanding shares) (of which only approximately 725,000 shares are still available for issuance) to a total of 4,300,000 shares (plus any shares returned to the company as a result of terminated options granted under the company's stock option plans adopted in 1997 and plus an annual increase of one percent of the company's outstanding shares); and
    "FOR" the approval of an amendment to our 2000 Employee Stock Purchase Plan to increase the number of shares of common stock that may be issued under the plan by 1,000,000 shares from 1,500,000 shares (of which only approximately 250,000 shares are still available for issuance) to a total of 2,500,000 shares.

If any other matter is presented at the annual meeting, your shares will be voted in accordance with the proxy representatives' best judgment. Presently, the company knows of no matters to be addressed at the annual meeting beyond those described in this proxy statement.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

    You may send in another proxy with a later date.
    You may notify Therma-Wave's Secretary in writing before the Annual Meeting.
    You may attend the meeting and vote in person.

Voting in Person

If you plan to attend the annual meeting and vote in person, you will be given a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on June 23, 2003, the record date for voting.

Approving the Proposals

At the annual meeting, the four nominees for director receiving the greatest number of votes cast in person or by proxy will be elected. If you are present and do not vote, or if you send in your proxy marked "withheld," your vote will have no impact on the election of those directors as to whom you have withheld votes.

In order for the amendments to the 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan to be approved, each amendment must receive an affirmative vote from a majority of the shares present and voting, cast either in person or by proxy. Abstentions will be counted as if they were votes against the amendment.

The Effect of Broker Non-Votes

Under the rules of the Nasdaq National Market, if your broker holds your shares in its name, your broker will be entitled to vote your shares on the proposals even if it does not receive instructions from you. If your broker does not vote your shares on either of the proposals, these "broker non-votes" will not be counted as voting either for or against the proposals.

The Cost of Soliciting Proxies

Therma-Wave will pay all of the costs of soliciting these proxies. In addition to mailing proxy solicitation material, Therma-Wave's directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. Therma-Wave will not compensate these directors and employees additionally for this solicitation, but Therma-Wave may reimburse them for any out-of-pocket expenses that they incur in the process of soliciting the proxies. Therma-Wave will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and Therma-Wave will reimburse them for any out-of-pocket expenses that they reasonably incur in the process of forwarding the materials.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Philosophy

Corporate governance encompasses the internal policies and practices by which Therma-Wave is operated and controlled on behalf of its stockholders. A good system of corporate governance helps Therma-Wave maintain the confidence of investors and allows us to raise capital efficiently.

We are in the process of implementing various changes to our corporate governance practices in response to the Sarbanes-Oxley Act of 2002 and the proposed changes to Nasdaq's corporate governance rules. In many instances, we already had procedures in place that complied with the new stricter requirements. In other cases, changes have been necessary. Many of the changes required by the Sarbanes-Oxley Act are being phased in over time in compliance with the law, and the proposed Nasdaq rules are not yet effective. As a result, our response to these changes will be an on-going process, which will include bringing the board and committees into full compliance with the new independence requirements.

Therma-Wave's business affairs are conducted under the direction of the board in accordance with the Delaware General Corporation Law as implemented by our certificate of incorporation and bylaws. The role of the board of directors is to effectively govern the affairs of the company for the benefit of our stockholders and, to the extent appropriate under Delaware law, other constituencies, which include the our employees, customers and the communities in which we do business. The board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that Therma-Wave's activities are conducted in a responsible and ethical manner.

We are in the process of adopting our Corporate Governance Policy. The following principles, among others, govern our corporate governance practices:

    Our Chief Executive Officer, Boris Lipkin, is the only director who is currently an employee of the company;
    Directors have access to members of the company's management team so that they can stay abreast of company affairs;
    The board's audit committee is composed entirely of independent directors as defined by the Nasdaq's new independence standards;
    All compensation of executive officers is approved by our compensation committee, which is made up of independent directors as defined by Nasdaq's new independence standards;
    We are in the process of adopting an ethics policy governing our senior financial officers and will adopt a policy to which all employees are expected to adhere;
    Therma-Wave uses Generally Accepted Accounting Principles, or GAAP, as the primary method for reporting results in our quarterly earnings releases;
    In 2002, the Chief Executive Officer and Chief Financial Officer began certifying all quarterly and annual reports filed with the Securities and Exchange Commission;
    We are seeking an independent financial expert to add to our audit committee;
    Annual and quarterly reports and other SEC filings are accessible through our website;
    Therma-Wave documents and regularly evaluates its established financial internal controls.

PROPOSALS

The Therma-Wave board of directors is soliciting your vote with respect to each of the following proposals. The company does not expect any other matters to come before the meeting; however, if another matter is voted upon, your shares will be voted in accordance with your proxy representatives' best judgment. The board recommends that you vote "FOR" each of the following proposals:

Proposal I: Electing Directors

The board has nominated Mr. Papken Der Torossian as Chairman of the Board and as a Class III director and Mr. G. Leonard Baker, Jr., Ms. Talat F. Hasan and Mr. Boris Lipkin as Class I directors to be elected at the annual meeting. Certain information regarding these nominees and each of the other directors is set forth below under the caption "The Board of Directors." If you elect them, Mr. Der Torossian will hold office until the annual meeting in 2005 or until his successor has been duly elected and qualified, and Mr. Baker, Ms. Hasan and Mr. Lipkin will hold office until the annual meeting in 2006, or until their successors have been duly elected and qualified.

The company knows of no reason why any of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy may vote for another nominee proposed by the board. If any director resigns, dies or is otherwise unable to serve out a complete term, or the board increases the number of directors, the board may fill the vacancy through a majority vote of those serving at that time.

Proposal II: Amending the 2000 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan by 1,000,000 shares.

The board has approved an amendment to our 2000 Equity Incentive Plan, which we refer to throughout this proxy statement as the 2000 Plan, to increase the number of shares authorized for issuance under the 2000 Plan by one million shares of our common stock. The increase would allow more employees to participate to a greater degree in the 2000 Plan and receive potentially greater benefits from future appreciation of our stock. Also, the increase would allow us to compete for new employees and offer them a compensation package that is competitive with what they may be offered by other potential employers. As of June 23, 2003, only approximately 725,000 shares of common stock are available for issuance under the 2000 Plan.

Proposal III: Amending our 2000 Employee Stock Purchase Plan to increase the number of shares of common stock that may be issued under the plan by 1,000,000 shares from 1,500,000 shares to a total of 2,500,000 shares.

The board has approved an amendment to our 2000 Employee Stock Purchase Plan, which we refer to throughout this proxy statement as the ESPP, to increase the number of shares of our common stock available to be purchased by our employees. The increase would allow more employees to participate to a greater degree in the ESPP and receive potentially greater benefits from future appreciation of our stock. As of June 23, 2003, only approximately 425,000 shares of common stock are available for issuance under the ESPP. We expect that another 180,000 or so shares of stock will be issued on the June 30, 2003 purchase date, leaving only approximately 250,000 shares for issuance. This is not enough shares to allow us to continue the ESPP for another year. We expect to issue approximately 180,000 shares in each of the four purchase periods next year.

PROPOSAL NO. 1:

Election of Mr. Papken Der Torossian
as a Class III Director
and Mr. G. Leonard Baker, Jr., Ms. Talat F. Hasan and Mr. Boris Lipkin
as Class I Directors

The Board of Directors

Therma-Wave's board of directors consists of eight directors, seven of whom are not employees of the company. The board oversees the business and other affairs of Therma-Wave and monitors the performance of management. In accordance with corporate governance principles, non-employee members of the board do not involve themselves in the day-to-day operations of Therma-Wave. Board members keep themselves informed through discussions with the President and Chief Executive Officer, other key executives and the company's principal external advisors (such as legal counsel, independent public accountants, investment bankers and other consultants), by reading reports and other materials that are sent to them and by participating in board meetings.

In February 2003, Martin M. Schwartz, who had served as our President and Chief Executive Officer resigned as an officer of the company; he resigned from our board on June 9, 2003. Boris Lipkin was appointed to be President and Chief Executive Officer and was elected to our board upon Mr. Schwartz's resignation. Also in March 2003, Papken Der Torossian was elected as Chairman of the Board.

The board held 12 meetings during fiscal 2003 which ended on March 30, 2003. All incumbent board members participated in 75 percent or more of the aggregate of the total number of board meetings held during their periods of service in fiscal 2003 and the total number of meetings held by board committees on which they served during their periods of service in fiscal 2003.

As of July 14, 2003, eight individuals were serving as directors of the company. Board members are divided into three classes, and the term of service for each class expires in a different year, with each director serving a term of three years, or until a successor is elected. This year the Class I directors, Mr. Baker, Ms. Hasan and Mr. Lipkin are up for election. Also, Mr. Der Torossian, a Class III director and Chairman of the Board, has been nominated by the board for election by the stockholders as he has been previously elected by the board. The term of the Class I directors expires at our annual meeting in 2006; the term of the Class II directors expires at our annual meeting in 2004; and the term of the Class III directors expires at our annual meeting in 2005.

The following directors are nominated for election this year:

 Name of Nominee       Class       Age                    Positions Held
----------------- ---------------- ---- ------------------------------------------------
Papken Der Torossian    III         64  With Therma-Wave:
Chairman of the Board                   . Chairman of the Board since March 2003

                                        With Others:
                                        . Managing Director of Crest Enterprises LLC
                                          from 1997 to present.
                                        . Chairman of the Board and Chief Executive Officer
                                          of Silicon Valley Group, Inc. from 1991 to 2001
                                        . Director of ANTs Software Inc. and Parker Vision,
                                          Inc.

G. Leonard Baker, Jr.    I          60  With Therma-Wave:
    Director                            . Director since 1997

                                        With Others:
                                        . Managing Director or General Partner of
                                          Sutter Hill Ventures since 1974
                                        . Director of Praecis Pharmaceuticals, Inc. and
                                          several privately-held companies

 Talat F. Hasan          I          51  With Therma-Wave:
    Director                            . Director since 2002
                                        . Senior Vice President from January 2002 to
                                          April 2003
                                        . President and Chief Executive Officer of Sensys
                                          Instruments Corporation, a wholly-owned subsidiary
                                          of Therma-Wave from January 2002 to April 2003

                                        With Others:
                                        . Founder, Chairman and Chief Executive Officer of
                                          Sensys Instruments Corporation from 1996 to 2002
                                        . Senior Vice President of Tencor Instruments from
                                          1994 to 1995
                                        . Founder, Director and Senior Vice President of
                                          Prometrix Corporation from 1983 to 1994

  Boris Lipkin           I          55  With Therma-Wave:
    Director                            . President and Chief Executive Officer since
                                          February 2003

                                        With Others:
                                        . Senior Vice President of ASML Holding, N.V. and
                                          President of the Track Division of ASML from May
                                          2001 to August 2002.
                                        . From 1995 to 2001, was with Silicon Valley Group
                                          Inc., most recently as Division President. Silicon
                                          Valley Group, Inc. was merged with ASML in May
                                          2001

The following directors are not up for election this year and will continue to serve until their term expires:

 Name of Nominee     Class   Age                    Positions Held
------------------ --------- ---- ------------------------------------------------
  Frank Alvarez       II      57  With Therma-Wave:
     Director                     . Director since 2001

                                  With Others:
                                  . Vice President, Technology & Manufacturing
                                    Group, General Manager Systems Manufacturing,
                                    Intel Corporation from 1998 to 2000
                                  . Vice President, Technology & Manufacturing
                                    Group, General Manager Strategic Components
                                    Manufacturing, Intel Corporation from 1996 to
                                    1998
                                  . Vice President, Technology & Plant Manager,
                                    Intel Corporation from 1993 to 1996
                                  . Director of Triquint Semiconductor, Inc.

 David E. Aspnes      III     64  With Therma-Wave:
     Director                     . Director since 2001

                                  With Others:
                                  . Distinguished Professor of Physics, North
                                    Carolina State University since 1992
                                  . Department Head, Bell Communications
                                    Research, Inc. from 1984 to 1992
                                  . Various Technical Positions, Bell
                                    Laboratories from 1967 to 1984

  John D'Errico       III     60  With Therma-Wave:
     Director                     . Director since 2001

                                  With Others:
                                  . With LSI Logic Corporation since 1991,
                                    currently as Executive Vice President,
                                    Storage Components, LSI Logic Corporation.

  David Dominik       II      47  With Therma-Wave:
     Director                     . Director since 1997

                                  With Others:
                                  . Managing  Director of Golden Gate Capital
                                    since 2000
                                  . Managing  Director of Bain Capital, Inc. from
                                    1993 to 2000
                                  . Director of Integrated Circuit Systems, Inc.
                                    and several privately held companies

The board of directors recommends a vote FOR Mr. Baker, Ms. Hasan and Mr. Lipkin as Class I directors and Mr. Der Torossian as a Class III director as set forth in Proposal No. 1.

PROPOSAL NO. 2:

Approval of the Amendment to the
2000 Equity Incentive Plan
to Increase the Number of Shares
Authorized for Issuance

General Description of the 2000 Equity Incentive Plan

The 2000 Plan allows the board of directors to grant stock options to employees and others in order to attract and retain the best possible personnel for positions of substantial responsibility and to promote the success of Therma-Wave's business. The 2000 Equity Incentive Plan was originally adopted by the board of directors and approved by the stockholders on January 31, 2000 and February 2, 2000, respectively. An amendment to the 2000 Equity Incentive Plan was adopted by our board of directors and approved by the stockholders in May 2000 and July 2000, respectively. The 2000 Equity Incentive plan, as amended, or the "2000 Plan," provides for the grant of incentive stock options to our employees (including officers and employee directors) and for the grant of non-statutory stock options to our employees, directors and consultants.

A total of (1) 3,300,000 shares of common stock, (2) any shares returned to the company as a result of terminated options or awards under our 1997 Stock Purchase and Option Plan, 1997 Employee Stock Purchase and Option Plan and 1997 Special Employee Stock Purchase and Option Plan and (3) annual increases to be added on the date of each annual meeting of stockholders of Therma-Wave commencing in 2000 equal to one percent of the outstanding shares of common stock, or a lesser amount as may be determined by the board of directors, have been reserved for issuance pursuant to the 2000 Plan. As of June 23, 2003, options to purchase approximately 4,444,000 shares of common stock have been awarded under the 2000 Plan, leaving only approximately 725,000 available for grant.

On April 22, 2003, the board of directors approved an amendment to the 2000 Plan to increase the number of shares authorized for issuance under the 2000 Plan by 1,000,000 shares of common stock, $0.01 par value, in addition to 300,000 shares originally authorized under the plan (plus any shares returned to the company as a result of terminated options granted under our stock option plans adopted in 1997 and plus an annual increase of one percent of the company's outstanding shares) and plus an additional 3,000,000 shares authorized by the stock holders at the annual stockholder's meeting of August 22, 2000, to a total of 4,300,000 shares of common stock (plus any shares returned to the company as a result of terminated options granted under our 1997 plans and plus an annual increase of one percent of the company's outstanding shares). Under the terms of the 2000 Plan, in order for the board of directors' amendment to be effective, it must be approved by our stockholders. The full text of the proposed amendment is attached to this proxy statement as Appendix A. Stockholders are urged to read the proposed amendment in its entirety.

The following table shows the option grants to the company's former Chief Executive Officer, current Chief Executive Officer and four other highest paid executive officers during fiscal 2003, whom we collectively refer to in this proxy statement as the named executive officers, individually, all executive officers as a group, all directors as a group (excluding executive officers), and all employees as a group (excluding executive officers) in the 2000 Plan during the year ended March 30, 2003:

                                                               2000 Equity
                                                              Incentive Plan
                                                         -----------------------
                                                                       Number
                                                           Dollar        of
                                                            Value      Shares
                                                          ----------- -----------
Boris Lipkin, President, Chief Executive
 Officer and Director...............................       $330,000     500,000
Martin M. Schwartz, Former President, Chief
 Executive Officer and Director.....................             --          --
L. Ray Christie, Vice President, Chief Financial
 Officer............................................         17,608       7,100
Talat Hasan, Former Senior Vice President of
 Therma-Wave and President and Chief Executive
 Officer of Sensys..................................             --          --
Dr.Jon L. Opsal, Senior Vice President,
 Chief Technical Officer............................         29,760      12,000
Rodney Smedt, Vice President,
 Engineering........................................         70,967      21,157
Executive Officers as a group(10 persons, including
 the six named executives)..........................        598,535     811,507
Non-Employee Directors and Director Nominees as a Group     168,000     400,000
Non-Executive Officer Employees as a Group..........      1,717,596     579,321

Who Is Eligible to Participate in the 2000 Plan?

Employees, officers and directors of the company are eligible to receive awards of stock options under the 2000 Plan. Also, any advisor engaged by the company to provide services to the company may receive stock options under the 2000 Plan. As of June 23, 2003, approximately 325 employees, all eight of our directors and no consultants are eligible to participate in the 2000 Plan. The compensation committee of the board approves all stock option.

What Is the Maximum Compensation that a Participant May Receive Under the 2000 Plan?

No one may be granted options to purchase more than 500,000 shares of common stock in any fiscal year. However, any employee, officer or director may be granted options to purchase up to an additional 500,000 shares of common stock in connection with his or her initial service that would not be counted toward the 500,000 shares of common stock that can be granted in a fiscal year. This cap on the number of shares of common stock that can be granted as options will be adjusted for any stock split reverse stock split, dividend or any other similar increase or decrease in the issued number of shares of our common stock.

What Is the Price of the Options Granted Under the 2000 Plan?

The exercise price of the options granted under the 2000 Plan will be determined by the compensation committee of the board of directors at the time the options are granted. However, the exercise price of the options must be at least 100% of the reported closing value of our common stock as reported on the Nasdaq National Market on the day before the date the options are granted. Furthermore, if the individual receiving the stock options under the 2000 Plan owns more than ten percent of the voting power of the outstanding stock, then the exercise price of the options granted to that individual must be at least equal to 110% of the closing value of our common stock on the day before the date the options are granted.

How Can Options Granted Under the 2000 Plan Be Exercised?

Options granted under the 2000 Plan are generally not transferable by the optionee, and each option is exercisable during the lifetime of the optionee and only by the optionee. Options granted under the 2000 Plan must generally be exercised within three months after the end of a recipient's status as an employee, director or consultant of Therma-Wave, or within 12 months after the individual's termination by death, disability or retirement, but in no event later than the expiration of the option term.

What Is the Term of Options Granted Under the 2000 Plan?

Generally, the term of all options granted under the 2000 Plan is limited to ten years from the date they were granted. However, incentive stock options granted to anyone who owns more than ten percent of the voting power of our outstanding stock are limited to a term of five years from the date they were granted.

What Happens to the Options Granted Under the 2000 Plan if Therma-Wave Merges with Another Company?

The 2000 Plan provides that in the event of a merger of Therma-Wave with or into another corporation, or a sale of substantially all of our assets, each option will be assumed or an equivalent option will be substituted for the Therma-Wave option by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the compensation committee will provide for the optionee to have the right to exercise the option for all the optioned stock, including shares as to which it would not yet otherwise be exercisable. If the compensation committee makes an option exercisable in full in the event of a merger or sale of assets, the compensation committee will notify the optionee that the option will be fully exercisable for a period of 15 days from the date of the notice, and the option will terminate upon the expiration of the fifteen-day period.

How Is the 2000 Plan Amended?

The 2000 Plan may be amended, suspended or terminated by the board at any time. Amendments may also require stockholder approval according to the law. No amendment or termination of the 2000 Plan will effect the rights of any person who has received options under the 2000 Plan unless agreed to by the person who has received the options.

What are the Federal Tax Consequences of Options Granted under the 2000 Plan?

Under current United States laws, in general, recipients of options to purchase stock under the 2000 Plan are taxed upon their receipt of common stock on the exercise of the options at ordinary income tax rates. Subject to Section 162(m) of the of the federal tax code, Therma-Wave will be entitled to an income tax deduction with respect to the amounts taxable to these recipients.

Where Can I Find a Copy of the Entire 2000 Plan?

The summary we have included about the 2000 Plan is qualified in its entirety by reference to the 2000 Plan, which is filed as an exhibit to our Annual Report on Form 10-K for the year ended March 31, 2000, as amended by an amendment filed as an exhibit to a registration statement on Form S-8 dated February 22, 2002.

What Vote Is Required to Approve the Amendment to the 2000 Plan?

Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock represented at and entitled to vote at the meeting.

This Proposal No. 2, if approved, would increase the number of shares of common stock available for option grants under the 2000 Plan. There are currently 3,300,000 shares of our common stock authorized for issuance under the 2000 Plan plus any shares returned to the company as a result of terminated options and plus an annual increase of one percent of the company's outstanding shares. Of that number, as of June 23, 2003, approximately 4,444,000 shares have already been granted, leaving only approximately 725,000 shares available for future grant. This amendment would increase the number of shares of common stock authorized for issuance under the 2000 Plan by 1,000,000 shares to a total of 4,300,000 shares plus any shares returned to the company as a result of terminated options and plus an annual increase of one percent of the company's outstanding shares.

We believe that the 2000 Plan should be amended to increase the number of shares authorized for issuance in order to be able to continue providing valuable employees the opportunity to purchase our common stock. The continued ability to allow employees to participate in the 2000 Plan would provide us with a valuable tool to help attract new employees. In addition, an expanded stock pool available under the 2000 Plan will enable us to provide additional incentives to those employees who have been responsible for our development and financial success and who will help us meet our goals in the future.

Your ratification of the board of directors' amendment to the 2000 Plan will enable us to continue our strategy of using stock incentives to secure and retain employees of outstanding ability both now and in the future. The attraction and retention of these individuals is vital to the success of our business.

The board of directors recommends a vote FOR approval of the amendment to the Plan to increase the number of shares authorized for issuance as set forth in Proposal No. 2.

PROPOSAL NO. 3:

Approval of the Amendment to the
2000 Employee Stock Purchase Plan
to Increase the Number of Shares
Authorized for Issuance

General Description of the 2000 Employee Stock Purchase Plan

Our ESPP is intended to provide employees of Therma-Wave and its subsidiaries an opportunity to purchase shares of our common stock at a discount on its current market price. Currently, the maximum number of shares which may be issued under the ESPP, subject to adjustment upon changes in capitalization of the company, may not exceed an aggregate of 1,500,000 shares. As of June 23, 2003, 1,074,079 shares of common stock have been issued under the ESPP, leaving 425,921 shares of stock are available for future purchases. After the next purchase period ends on June 30, 2003, we expect to have only about 250,000 shares of common stock still available to be issued under the ESPP. This is not enough shares to allow us to continue the ESPP for another year. We expect to issue approximately 180,000 shares in each of the four purchase periods next year.

In April 23, 2003, the board of directors approved an amendment to the ESPP to increase the number of shares available under the ESPP to be issued to our employees from 1,500,000 shares to 2,500,000 shares. Under the terms of the ESPP, in order for the board of directors' amendment to be effective, it must be approved by our stockholders. The full text of the proposed amendment is attached to this proxy statement as Appendix B. Stockholders are urged to read the proposed amendment in its entirety.

The following table shows the participation in the ESPP of the company's named executive officers individually, all executive officers as a group, all directors or director nominees as a group (excluding executive officers), and all employees as a group (excluding executive officers) during the last fiscal year:

                                                      2000 Employee Stock
                                                         Purchase Plan
                                                    -----------------------
                                                                  Number
                                                      Dollar        of
                                                       Value      Shares
                                                    ----------- -----------
Boris Lipkin, President, Chief Executive
 Officer and Director...............................        --          --
Martin M. Schwartz, Former President, Chief
 Executive Officer and Director.....................    $3,946       1,375
L. Ray Christie, Vice President, Chief Financial
 Officer............................................    $4,164       1,400
Talat Hasan, Former Senior Vice President of Therma-Wave
 and President and Chief Executive Officer of Sensys    $4,158       1,360
Dr.Jon L. Opsal, Senior Vice President,
 Chief Technical Officer............................    $3,160       1,285
Rodney Smedt, Vice President,
 Engineering........................................        --          --
Executive Officers as a group(10 persons, including
 the six named executives)..........................   $24,735       9,216
Non-Employee Directors and Director Nominees as a Group     --          --
Non-Executive Officer Employees as a Group..........  $842,313     342,945

Who Is Eligible to Participate in the ESPP?

Any current employee of ours who is customarily employed for at least twenty hours per week and more than five months in a calendar year is eligible to participate in the ESPP. However, no employee can participate in the ESPP if the employee directly or indirectly owns and/or holds outstanding options to purchase five percent or more of our stock or if the employee has already purchased $25,000 in fair market value of the stock in the calendar year in which the employee is participating. As of June 23, 2003, approximately 325 employees are eligible to participate in the ESPP.

How Is the ESPP Implemented?

The ESPP is being implemented by a series of offerings of the common stock of 24 months duration, each of which is called an offering period. Each offering period begins on the first day of April, July, October and January of each year. The board of directors has the power to change the duration and/or the frequency of future offering periods upon five days of prior notice.

Each offering period consists of eight consecutive three-month periods, each of which is called a purchase period. A purchase period commencing on April 1 ends on the next June 30. A purchase period commencing on July 1 ends on the next September 30. A purchase period commencing on October 1 ends on the next December 31. A purchase period commencing on January 1 ends on the next March 31. The board of directors has the power to change the duration and/or frequency of future purchase periods upon five days of prior notice.

Each participant contributes money to an account established under the ESPP by way of payroll deductions or lump sum cash payments. On the last day of each purchase period, participants automatically purchase as many shares as possible, given the participant's accumulated contributions and the price of the company's stock.

What Is the Maximum Number of Shares that a Participant May Purchase Under the ESPP?

No one may be granted the right to purchase more than 600 shares of common stock in any three-month purchase period.

What Is the Price of the Stock Purchased Under the ESPP?

The price of stock purchased during an offering period is equal to 85% of the lower of the closing price per share of our common stock on the first business day of the offering period or the last business day of each purchase period or the nearest prior business day on which trading occurred on the Nasdaq National Market.

What Is the Term of the ESPP?

The ESPP became effective on February 4, 2000 and shall continue for a term of ten years unless terminated earlier by the board of directors.

What Happens to the Rights to Purchase Shares Granted Under the ESPP if Therma-Wave Merges with Another Company?

The ESPP provides that in the event of a merger of Therma-Wave with or into another corporation, or upon a sale of substantially all of our assets, each participant's right to purchase our stock on the last day of each purchase period will be assumed or an equivalent right to purchase stock in the successor corporation will be substituted. If the outstanding rights to purchase stock are not assumed or substituted for by the successor corporation, each purchase period and offering period then in progress will terminate at a date to be set on or prior to the consummation of the transaction. The board shall notify each participant in writing at least 10 days prior to this date that his or her right to purchase stock will be automatically exercised on this date unless prior to such date he or she has withdrawn from the ESPP.

What are the Federal Tax Consequences of Rights to Purchase Stock Granted under the ESPP?

Generally, there are no federal income tax consequences to an employee of either becoming a participant under the ESPP or purchasing shares. The federal income tax consequences of disposing of shares vary depending on the period the shares are held.

The company is generally entitled to a deduction equal to the amount of ordinary income recognized by the participant in a disqualifying disposition, subject to the deduction limit under Section 162(m) of the Internal Revenue Code (limiting the deductibility of compensation to certain executive officers), if applicable.

Where Can I Find a Copy of the Entire ESPP?

The summary we have included of the ESPP is qualified in its entirety by reference to the amended and restated ESPP, which is filed as an exhibit to our Annual Report on Form 10-K for the year ended April 2, 2000, and is incorporated into this proxy statement by reference, and amendments to the ESPP filed as exhibits to our Annual Report on Form 10-K for the year ended April 1, 2001, our Quarterly Report on Form 10-Q for the quarter ended September 29, 2002 and our Annual Report on Form 10-K for the year ended March 30, 2003, all of which are incorporated into this proxy statement by reference.

How Is the ESPP Amended?

The ESPP may be amended, suspended or terminated by the board at any time. Amendments may also require stockholder approval according to the law and Nasdaq National Market regulations. No amendment or termination of the ESPP will effect the rights of any person who has received rights to purchase stock under the ESPP unless agreed to by the person who has received those rights.

This Proposal No. 3, if approved, would increase the number of shares of common stock available to be issued under the ESPP. There are currently 1,500,000 shares of our common stock authorized for issuance under the ESPP. As of June 23, 2003, 1,074,079 shares of common stock have been issued under the ESPP, leaving only approximately 425,921 shares of stock are available for future purchases. After the next purchase period ends on June 30, 2003, we expect to have only approximately 250,000 shares of common stock still available to be issued under the ESPP. This is not enough shares to allow us to continue the ESPP for another year. We expect to issue approximately 180,000 shares in each of the four purchase periods next year.

Approval of this Proposal No. 3 requires the affirmative vote of the holders of a majority of the outstanding shares of common stock represented at and entitled to vote at the meeting.

We believe that the ESPP should be amended to increase the number of shares authorized for issuance in order to be able to continue to provide valuable employees the opportunity to purchase our common stock. The continued ability to allow employees to participate in the ESPP would provide us with a valuable tool to help attract new employees. In addition, an expanded stock pool available under the ESPP will enable us to provide additional incentives to those employees who have been responsible for our development and financial success and who will help us meet our goals in the future.

Your ratification of the board of directors' amendment to the ESPP will enable us to continue our strategy of using stock incentives to secure and retain employees of outstanding ability both now and in the future. The attraction and retention of these individuals is vital to the success of our business.

The board of directors recommends a vote FOR approval of the amendment to the 2000 Employee Stock Purchase Plan to increase the number of shares authorized for issuance as set forth in Proposal No. 3.

OTHER MATTERS

We do not know of any matters to be presented at the annual meeting other than those discussed in this proxy statement. If, however, other matters are properly brought before the annual meeting, your proxy representatives will be able to vote those matters in their discretion.

PRINCIPAL STOCKHOLDERS

The following table provides information with respect to the beneficial ownership of our Class A common stock, as of June 1, 2003 by:

    each of our directors or those nominated to be a director;
    each of our named executive officers; and
    all directors, named executives and other executive officers as a group.

There are no people or groups of affiliated people who are known by us to own beneficially more than 5% of our common stock.

The table includes the number of shares and percentage ownership represented by the shares determined to be beneficially owned by a person under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock that are subject to options held by that person that are currently exercisable or are exercisable within 60 days of June 1, 2003.

These shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. These shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person. As of June 1, 2003, there were 29,245,549 shares of common stock issued and outstanding. The address of each of the individuals listed below is c/o Therma-Wave, Inc., 1250 Reliance Way, Fremont, California 94539.

Principal Stockholders Table

                                                          Shares Beneficially
                                                                Owned
                                                      --------------------------
                                                        Number       Percentage
Name and Address                                       of Shares     of Ownership
----------------------------------------------------- -----------    -----------
Boris Lipkin, President, Chief Executive
 Officer and Director................................         --              *
Martin M. Schwartz, Former President, Chief
 Executive Officer and Director......................    338,225  (1)       1.2%
L. Ray Christie, Vice President, Chief Financial
 Officer.............................................    120,750  (2)         *
Talat Hasan, Former Senior Vice President,
 current Director....................................  1,027,270  (3)       3.5%
Dr.Jon L. Opsal, Senior Vice President,
 Chief Technical Officer.............................    297,981  (4)       1.0%
Rodney Smedt, Vice President,
 Engineering.........................................     22,436  (5)         *
Papken Der Torossian, Chairman of the Board..........    205,130  (6)         *
Frank Alvarez, Director..............................     13,600  (7)         *
Dr. David E. Aspnes, Director........................     35,500  (8)         *
G. Leonard Baker, Jr., Director......................    337,438  (9)       1.2%
John D'Errico, Director..............................     12,000 (10)         *
David Dominik, Director..............................         --              *
All Directors, Named Executive Officers and Other
 Executive Officers as a Group (16 persons)..........  2,590,383            8.6%

* Less than one percent.

(1)The 338,225 shares of common stock in the table include 302,500 shares of common stock that can be acquired upon the exercise of outstanding options.

(2)The 120,750 shares of common stock in the table include 95,000 shares of common stock that can be acquired upon the exercise of outstanding options.

(3)The 1,027,270 shares of common stock in the table include 17,994 shares of common stock that can be acquired upon the exercise of outstanding options.

(4)The 297,981 shares of common stock in the table include 146,405 shares of common stock that can be acquired upon the exercise of outstanding options.

(5)The shares listed in the table can be acquired upon the exercise of outstanding options.

(6)Of these shares, 161,600 shares are held in a family trust of which Mr. Der Torossian is a trustee. Mr. Der Torossian disclaims beneficial ownership in these shares except to the extent of his pecuniary interest in the trust. Another 1,530 shares are held in a retirement account in the name of his wife. Finally, 37,000 shares are held in a retirement account in Mr. Der Torossian's name.

(7)The 13,600 shares of common stock in the table include 10,000 shares of common stock that can be acquired upon the exercise of outstanding options.

(8)The 35,500 shares of common stock in the table include 10,000 shares of common stock that can be acquired upon the exercise of outstanding options.

(9)Of these shares, 140,041 shares are held by a trust of which Mr. Baker is a trustee. Mr. Baker disclaims beneficial ownership in these shares except to the extent of his pecuniary interest in the trust. A further 116,800 shares are held by Saunders Holdings, L.P., a partnership of which Mr. Baker is a general partner. Mr. Baker disclaims beneficial ownership in these shares except to the extent of his pecuniary interest in the partnership. Also, 21,907 shares are held in a retirement trust for the benefit of Mr. Baker. Finally, 58,690 shares are held by Sutter Hill Ventures, a California Limited Partnership. Mr. Baker is one of nine managing directors of Sutter Hill Ventures. Mr. Baker disclaims beneficial ownership in these shares as well, except to the extent of his pecuniary interest in the partnership.

(10)The 12,000 shares of common stock in the table include 10,000 shares of common stock that can be acquired upon the exercise of outstanding options.

MANAGEMENT

Current Executive Officers

   Name of Officer             Age                  Positions Held
----------------------         ---- ---------------------------------------------
     Boris Lipkin               55  With Therma-Wave:
President, Chief Executive          . President and Chief Executive Officer since
 Officer and Director                 February 2003

                                    With Others:
                                    . Senior Vice President of ASML Holding, N.V. and
                                      President of the Track Division of ASML from
                                      2001 to August 2002.
                                    . From 1995 to 2001, was with SVG, Inc., most
                                      recently as Division President.

   L. Ray Christie              59  With Therma-Wave:
Vice President, Chief               . Vice President, Chief Financial Officer
Financial Officer and                 and Secretary since 1998
      Secretary
                                    With Others:
                                    . Vice President, Chief Financial Officer
                                      and Secretary of Southwall Technologies
                                      Inc. from 1996 to 1998
                                    . Vice President of a subsidiary of
                                      California Microwave, Inc. from 1993 to
                                      1996
                                    . Controller of Southwall Technologies Inc.
                                      from 1990 to 1993

     David Doyle                47  With Therma-Wave:
    Vice President of               . Vice President of Factory Operations since July 2002
   Factory Operations               . Director of Manufacturing from May 2001 to
                                      July 2002

                                    With Others:
                                    . Senior Program Manager for KLA-Tencor
                                      Corporation from July 1998 to May 2001
                                    . Director of Operations for KLA-Tencor from
                                      April 1996 to June 1998

   James Mitchener              45  With Therma-Wave:
Senior Vice President,              . Senior Vice President, Global Marketing and
Global Marketing and                  Applications since March 2003.
     Applications                   . Senior Vice President, Marketing for Sensys
                                      Instruments Corporation from 2001 to 2003

                                    With Others:
                                    . Senior Vice President, Global Marketing
                                      Operations for Asyst Technologies, Inc. from
                                      April 2000 to 2001.
                                    . Senior Vice President, Marketing and Technology
                                      Development at Torrex Equipment Corporation
                                      from 1999 to 2000
                                    . Vice President of Marketing at KLA-Tencor from
                                      1997 to 1999

  Giovanni Nocerino             51  With Therma-Wave:
Executive Vice President,           . Executive Vice President, Worldwide Sales and
   Worldwide Sales and                Field Operations since March 2003
    Field Operations
                                    With Others:
                                    . Executive Vice President, Marketing and
                                      Worldwide Field Operation of SpeedFam-
                                      IPEC from 2000 to 2003
                                    . Executive Vice President of CVC, Inc. from
                                      1998 to 2000

   Jon L. Opsal                 62  With Therma-Wave:
Senior Vice President,              . Senior Vice President, Chief Technical
Chief Technical Officer               Officer since 2001
                                    . Vice President, Research and Development
                                      from 1994 to 2001
                                    . Director of Research from 1993 to 1994
                                    . Physics Group Manager from 1982 to 1993

     Noel Simmons               55  With Therma-Wave:
Vice President, Human               . Vice President, Human Resources and
Resources and Facilities              Facilities since 2000
                                    . Director, Human Resources and Facilities
                                      from 1994 to 2000

     Rodney Smedt               40  With Therma-Wave:
   Vice President,                  . Vice President, Engineering since 2002
     Engineering                    . Vice President, Engineering for Sensys Instruments
                                      Corporation from 2001 to 2002

                                    With Others:
                                    . Senior Director, Engineering, KLA-Tencor from
                                      1999 to 2001
                                    . Director of Engineering, KLA-Tencor from 1997
                                      to 1999

Compensation

Executive officers of the company are elected by and serve at the discretion of the board. The following table shows information concerning the compensation paid or accrued for the fiscal year ended March 30, 2003 for each of our named executive officers.

Summary Compensation Table

                                                                            Long-Term
                                Annual Compensation                         Compensatoin Awards
                               ---------------------------------------      --------------------------
                                                        Other Annual        Securities   All Other
                        Fiscal                          Compensation        Underlying  Compensation
Name and Position         Year  Salary($) Bonus($)          ($)             Options (#)     ($)
----------------------- ------  --------  ---------     --------------      ---------   --------------
Boris Lipkin (1).......  2003  $ 40,769  $      --     $     1,981 (2)       500,000   $        --
 President and Chief
 Executive Officer

Martin M. Schwartz (3).  2003  $360,505  $      --     $    12,975 (2)            --   $        --
 President and Chief     2002   390,769         --          12,975 (2)        40,000           110 (4)
 Executive Officer       2001   390,783    421,000 (5)      12,975 (2)        40,000         1,263 (4)

L. Ray Christie........  2003  $176,289  $      --     $    11,775 (2)         7,100   $        --
 Vice President,         2002   172,588         --          11,775 (2)        18,000            --
 Chief Financial         2001   181,465    118,000 (5)      11,775 (2)        20,000            --
 Officer

Talat Hasan (6)........  2003  $185,815  $      --     $       956 (2)            --   $       500 (7)
 Former Senior Vice      2002    28,125         --              --           102,325            --
 President

Jon L. Opsal...........  2003  $221,744  $      --     $       975 (2)        12,000   $     4,900 (7)
 Senior Vice President,  2002   235,569         --             975 (2)        15,000         2,650 (7)
 Chief Technical Officer 2001   229,109    147,000 (5)         975 (2)        15,000            63 (8)

Rodney Smedt (6).......  2003  $179,443  $      --     $       956 (2)        21,157   $       450 (7)
 Vice President,         2002    36,944         --              --            79,097            --
 Engineering

(1)Mr. Lipkin joined Therma-Wave in February 2003 as our President, Chief Executive Officer and Director.

(2)Car allowances and flexible credits earned.

(3)Mr. Schwartz ceased serving as our President and Chief Executive Officer in February 2003.

(4)Insurance premiums paid by Therma-Wave on behalf of Mr. Schwartz.

(5)Bonuses earned by Messrs. Schwartz, Christie and Opsal in fiscal 2001 as a result of Therma-Wave achieving a performance target for this period.

(6)Ms. Hasan and Mr. Smedt were hired in January of 2002 in connection with our acquisition of Sensys Instruments Corporation. Ms. Hasan resigned as an officer of the company on April 25, 2003.

(7)Cash paid as invention award.

(8)Imputed interest on outstanding borrowings from Therma-Wave.

Option Grants in Last Fiscal Year

The following table shows information regarding stock options granted by the company to the named executive officers during our last fiscal year:

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

No options were exercised by any named executive during the company's last fiscal year. The following table shows information for the named executives concerning options outstanding at the end of the last fiscal year:

                                                                                  Potential
                                                                                Realizable Value at
                                                                                Assumed Annual Rate
                                                                                of Stock Price
                                 % of Total  Exercise     Market                Appreciation for
                     Securities   Options     of Base    Price on               Option Term
                     Underlying  Granted in    Price     Date of    Expiration  ---------- -----------
Name                 Options (#) Fiscal Year Per Share(a)  Grant      Date (b)     5% ($)     10% ($)
--------------------  ---------- ---------- ----------- ---------- ------------ ---------- -----------

Boris Lipkin.........  500,000       36.0       $0.66      $0.66        2/5/13  $207,535    $525,935
Martin M. Schwartz...       --         --          --         --           --         --          --
L. Ray Christie......    7,100        0.5        2.48       2.48        8/5/12    11,085      28,098
Talat Hasan..........       --         --          --         --           --         --          --
Jon L. Opsal.........   12,000        0.9        2.48       2.48        8/5/12    18,735      47,490
Rodney Smedt.........    9,157        0.7        4.50       4.50       7/30/12    25,924      65,700
Rodney Smedt.........   12,000        0.9        2.48       2.48        8/5/12    18,735      47,490

______________________

(a) Exercise price was determined by our board of directors based on the closing price of our stock on the day prior to the grant.
(b) Options will expire on the earlier of 90 days after the date of termination of employment or the date indicated above.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

No options were exercised by any named executive during the company's last fiscal year. The following table shows information for the named executives concerning options outstanding at the end of the last fiscal year:

                      Number of Securities        Value of Unexercised
                      Underlying Unexercised      In-the-Money Options
                      Option at Fiscal year End   at Fiscal Year-End ($)(a)
                      --------------------------- ---------------------------
Name                  Unexercisable/Exercisable   Unexercisable/Exercisable
------------------    --------------------------- ---------------------------

Boris Lipkin..........                 0/500,000                     $0/$0
Martin M. Schwartz....           302,500/127,500                     $0/$0
L. Ray Christie.......             81,750/48,350                     $0/$0
Talat Hasan...........             17,994/84,331                     $0/$0
Jon Opsal.............            138,905/30,750                     $0/$0
Rodney Smedt..........             20,146/80,108                     $0/$0

Employment Agreements of Named Executives

We entered into substantially similar employment agreements with Mr. Opsal in May 1997 and with Messrs. Schwartz and Christie in August 1998. We entered into employment agreements with Ms. Hasan and Mr. Smedt at the time of our acquisition of Sensys, and we entered into an employment agreement with Mr. Lipkin on February 5, 2003 pursuant to which he serves as our current President and Chief Executive Officer. Mr. Schwartz resigned as an officer of the company on March 31, 2003 and as a director on June 9, 2003. Ms. Hasan resigned as an officer of the company on April 25, 2003. Therefore, neither individual's employment agreement is currently in effect.

The employment agreements of Messrs. Schwartz and Christie provide that they will serve in their capacities at Therma-Wave until August 2003. Mr. Opsal's agreement was in force until May 2002. Ms. Hasan's and Mr. Smedt's agreements each provide for a three-year term. The agreement of Mr. Lipkin does not set an employment period ending date. Nonetheless, each named executive's employment period will automatically terminate upon the named executive's resignation, death or disability or termination for good reason (as defined in the agreements), or upon termination by Therma-Wave, with or without cause (as defined in the agreements).

Under their respective employment agreements, the named executive officers receive:

    An annual base salary subject to review by the board and our president or chief executive officer. Each named executive's base salary was reduced during fiscal 2003 by at least 10%. Their base salaries as of March 30, 2003 were as follows:

Name                               Base Salary
------------------------------- -----------------
Boris Lipkin...................     $320,000
Martin M. Schwartz.............     $346,800
L. Ray Christie................     $180,000
Talat Hasan....................     $198,000
Dr. Jon L. Opsal...............     $215,424
Rodney Smedt...................     $189,000
    An annual bonus based upon our achievement of operating targets and the attainment of individual goals by each named executive, each to be determined by the board and our president or chief executive officer on an annual basis; and
    Customary fringe benefits.

If the employment of Mr. Schwartz or Mr. Opsal were terminated by us without cause, by the executive for good reason or as a result of his disability, the executive would be entitled to receive his then current base salary, a bonus equal to 30% to 37.5% of base salary and fringe benefits for 15 months. If Mr. Christie's employment were terminated by us without cause, by him for good reason or as a result of his disability, Mr. Christie would be entitled to receive his then current base salary, a bonus equal to 30% to 37.5% of base salary and fringe benefits for six months. If Mr. Lipkin's employment were terminated by us without cause or by him for good reason, he would be entitled to receive his then current base salary, a prorated portion of his bonus and fringe benefits for six months. If Mr. Lipkin became disabled, he would receive his then current base salary, a prorated portion of his bonus and fringe benefits for 12 months.

If Ms. Hasan's employment were terminated by us without cause or if she resigned for good reason, she would be entitled to receive her base salary and benefits for 12 months after her termination date. If Mr. Smedt's employment were terminated by without cause or if he resigned for good reason, he would be entitled to receive his base salary for six months after his termination date. If Mr. Smedt is still employed by us on the third anniversary of his employment agreement then he is entitled to receive a bonus of $190,000.

The period of time each employee receives payments after his or her termination is called the severance period. Any payments that Messrs. Schwartz, Lipkin, Christie and Opsal receive during their severance periods would be reduced by 50% of the amount that executive receives as compensation for any other employment during the severance period. Ms. Hasan's payments during the severance period would be reduced by 100% of the amount she receives as compensation for any other employment during the severance period. Mr. Smedt will cease to receive his severance payments if he accepts employment from a competitor of Therma-Wave during his severance period. If the employment of any named executive officer were terminated by us for cause or if the executive resigned without good reason, the executive would be entitled to receive his or her then current base salary through the date of termination.

Under these employment agreements, each of these executives has agreed not to compete with us during the period in which he is employed by us or disclose any confidential information during the period in which he or she is employed by us and for all times thereafter. Also, Messrs. Schwartz, Lipkin, Christie and Opsal and Ms. Hasan have agreed not to solicit any customer, supplier, licensee, licensor, franchisee or other business relation of ours while he or she is employed by us, during the applicable severance period and for two years thereafter; and

    solicit or hire any of our employees for a period of five years following the date of termination for Messrs. Schwartz, Christie and Opsal, for a period of two years following the date of termination for Mr. Lipkin and for a period of three years following the date of termination for Ms. Hasan.

Also, Mr. Lipkin has agreed to maintain the confidentiality of all of our trade secrets for two years following his employment.

In addition, each of Messrs. Lipkin, Schwartz, Christie and Opsal and Ms. Hasan have agreed to disclose to us any and all inventions, as defined in their employment agreements, relating to our business conceived or learned by them during their employment with us and acknowledge that these inventions will be our property.

Upon Ms. Hasan's resignation, we signed an agreement granting her a severance payment of $225,000, one half of which is payable to her in July 2003 and the remaining one half of which will be paid to her incrementally on regular payroll dates from April 26, 2003 to October 31, 2003. Additionally, we have agreed to pay her health insurance premiums from May 1, 2003 through April 30, 2004 and will allow her stock options to continue to vest until April 30, 2004.

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, who have been our independent public accountants for the past fiscal year, have again been selected by the audit committee to be Therma-Wave's independent public accountants for fiscal year 2003. Members of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they so desire and to answer an appropriate questions.

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers for the following services during fiscal year 2003, and fees billed for 2002. Under the SEC's new rule on auditor independence, which is effective for the first fiscal year ending after December 15, 2003 and was adopted as a result of implementing the Sarbanes-Oxley Act of 2002, fees would be categorized as follows:

Category of Fees                           2003          2002
---------------------------            ---------     ---------
Audit fees..........................  $  216,260     $  315,355
Audit related fees..................     161,450         76,500
Fees for tax services...............     140,499        624,371
All other fees......................           0              0

Audit fees. Aggregate fees for the years ended March 30, 2003 and March 31, 2002, respectively, were for professional services rendered for the audits of Therma-Wave's consolidated financial statements and limited reviews of Therma-Wave's unaudited condensed consolidated interim financial statements, issuances of consent, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit related fees. Aggregate fees as of the years ended March 30, 2003 and March 31, 2002, respectively, were for assurance and related services related to acquisition due diligence and audit work in connection with the restatement and refiling of Form 10-K and Form 10-Qs.

Tax services. Aggregate fees as of the years ended March 31, 2003 and March 30, 2002, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with tax audits, assistance with documentation and filing for certain tax credits and advice related to mergers and acquisitions.

Our audit committee has considered whether such services that PricewaterhouseCoopers provides are compatible with maintaining PricewaterhouseCoopers' independence as auditors.

Our audit committee must now pre-approve all non-audit services provided to us by our independent accountants. According to our revised audit committee charter which is attached as Appendix C to this proxy statement, this pre- approval authority may be delegated to a single member of the audit committee and then reviewed by the entire audit committee at the committee's next meeting. Approvals of non-audit services will be publicly disclosed in our periodic reports filed with the SEC.

BOARD OF DIRECTORS

Committees of the Board

Our board has three standing committees: the compensation committee, the audit committee and the nominating committee.

The duties of the compensation committee include providing a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on compensation of all of our officers and adopting and changing major compensation policies and practices, and reports its recommendations to the whole board of directors for approval and authorization. The compensation committee also administers the 2000 Plan and the ESPP. During our fiscal year ended March 30, 2003, Messrs. Alvarez and Baker were the members of the compensation committee. Neither of Messrs. Alvarez and Baker is or ever has been an employee of the company and each of them meets Nasdaq's proposed standards for compensation committee independence. The compensation committee met four times during fiscal 2003.

Our audit committee reports to the board regarding our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee is responsible for the appointment, compensation and oversight of the company's outside accounting firm, and for the pre-approval of audit services and permissible non-audit services. The independent auditors report directly to the audit committee. The committee approves all related party transactions, and has the authority to engage independent counsel and other outside advisors.

The audit committee is currently comprised of Messrs. Baker and Alvarez and D'Errico. Mr. Baker serves as Chairman of the audit committee. The audit committee meets Nasdaq's current and proposed size, independence and experience requirements. We are in the process of adding a board member to our audit committee who would qualify as a "financial expert" under new rules adopted by the SEC. To reinforce the audit committee's dedication to even more stringent legal and ethical accounting standards and practices, the board is adopting a revised charter for the audit committee. A copy of this revised charter is attached as Appendix C. The audit committee had nine meetings during fiscal 2003.

Therma-Wave's nominating committee recommends individuals to serve on the board of directors when a vacancy occurs. Messrs, Baker and Schwartz and Ms. Hasan served on the nominating committee during fiscal 2003. The nominating committee did not meet formally during fiscal 2003, although the members had extensive informal discussions. Going forward, the nominating committee will be renamed the nominating and corporate governance committee, and will take on the additional responsibilities of overseeing our corporate governance standards and compliance. In addition, the membership of this committee will be changed to meet Nasdaq's proposed independence requirements. The members of this committee have been reviewing and staying abreast of the SEC's and Nasdaq's new and proposed rules regarding corporate governance, and committee members will be overseeing and evaluating issues of corporate governance and making recommendations to the board regarding governance policies and practices.

While the nominating committee is responsible for recommending candidates for election as directors at the annual meeting, stockholders also have an opportunity to nominate candidates for election to the board. In general, any stockholder wishing to do so must send notice of the intent to make a nomination to the secretary of Therma-Wave at least 60 but not more than 90 days prior to the first anniversary of the date of the previous year's annual meeting. The notice must contain biographical information about the nominee as required by the securities laws and regulations of the United States and also information identifying the stockholder making the nomination and any beneficial owners on whose behalf the nomination is made. Further details about how a stockholder may nominate a person to serve on the board of directors can be found in our bylaws.

Director Compensation

Directors who are not employees of Therma-Wave or who are not otherwise affiliated with us or our principal stockholders generally receive $15,000 annually and $1,000 per meeting attended (including $1,000 for each committee meeting attended unless the committee meeting is on the same date as the board meeting) as compensation for serving on the board, as well as an initial stock option grant of 20,000 shares. However, our Chairman of the Board receives $10,000 a month for his services as Chairman of the Board. He also received an initial stock option grant of 400,000 shares. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with their services.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently comprised of Messrs. Alvarez and Baker. During our fiscal year ended March 30, 2003, no compensation committee member was a current or former officer or employee of the company or its subsidiaries. No executive officer of the company served as a member of the compensation committee of, or as a director of, any company where an executive officer of that company is a member of our board of directors or compensation committee. The members of the compensation committee thus do not have any compensation committee interlocks or insider participation, and there are no other interlocks or insider participation to report.

Indemnification of Directors and Executive Officers

Therma-Wave has agreed to provide indemnification for our board members and executive officers beyond the indemnification provided for in the Delaware General Corporation Law as provided for in Therma-Wave's Amended and Restated Certificate of Incorporation and bylaws.

Compliance with Section 16(a) Beneficial Ownership Reporting Requirements

Section 16(a) of the Securities Exchange Act of 1934 requires Therma- Wave's directors, executive officers and greater-than-ten-percent stockholders to file reports with the SEC regarding changes in beneficial ownership of our common stock and to provide us with copies of the reports. Based on our review of these reports and of certifications furnished to us, we believe that all of these reporting persons complied with the filing requirements for fiscal 2003 with the following exceptions: David Doyle filed a late Form 3 and a late Form 4 reporting purchases in August and November 2002; Boris Lipkin, Papken Der Torossian and Noel Simmons filed late Form 3s and John D'Errico filed a late Form 4 reporting the purchase of 2000 shares on May 20, 2002.

RELATED PARTY TRANSACTIONS

Ms. Talat F. Hasan, former Senior Vice President of Therma-Wave and President and Chief Executive Officer of Sensys, is a joint owner of Hitek Venture Partners Limited Partnership. Sensys, a wholly owned subsidiary of Therma-Wave, leases from Hitek certain facilities occupied by Sensys in Santa Clara, California. During fiscal 2003, Hitek received $298,191 from the lease of such facilities. We believe the lease rate paid to Hitek is comparable to average market rates for similar nearby buildings. As of March 2003, Sensys no longer uses this building and we are endeavoring to sublease it.

On March 30, 2003, we had loans to former members of management of approximately $196,523, the proceeds of which were used to acquire our capital stock. These notes bear interest at the applicable federal rate in effect at the time of our recapitalization in 1997. We also had loans to former members of management of approximately $942,584, the proceeds of which were used to pay certain tax liabilities incurred by those executives in connection with our recapitalization. These notes do not bear interest. The individuals who owe us money under these notes have pledged their stock in Therma-Wave as security for these notes.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Under the rules of the SEC, this compensation committee report is not deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filings with the SEC.

The compensation committee was established in January 2000 in connection with Therma-Wave's initial public offering. The compensation committee is currently comprised of Messrs. Alvarez and Baker.

The compensation committee is responsible for:

    reviewing the recommendations of the company's chief executive officer on compensation levels of all of the company's officers;
    adopting and changing the company's compensation policies and practices and reporting its recommendations to the full board;
    approving profit-sharing, bonuses, 401(k) matching contributions; and
    administering the company's stock plans, including approval of all share authorizations and option grants.

In reviewing the company's compensation programs, the compensation committee intends to adhere to a compensation philosophy that focuses management on achieving financial and operating objectives which provide long-term stockholder value. We believe that our compensation practices are in line with the best corporate governance standards. The company's executive compensation programs are designed to align the interest of senior management with those of the company's stockholders. There are three key components to executive compensation:

    base salary,
    annual bonus and
    long-term equity incentives.

The committee has set forth below a discussion as to how the executive officers' compensation was determined. In making its recommendations to the full board concerning adjustments to compensation levels, the compensation committee considers the financial condition and operational performance of the company during the prior year.

Base Salary. In fiscal 2003, the base salary for each executive officer of the company was determined based on the expected level of responsibility of the executive officer and competitive market conditions in accordance with the officer's employment agreement. The committee aims to set base salaries at levels that are competitive with those paid to senior executives with comparable qualifications, experience and responsibilities at other companies in this industry. The committee believes this is necessary to attract and retain the executive talent required to form a stable management team to lead the company. This is particularly true given the competitive environment for executive talent in Silicon Valley, where our headquarters are located. Salaries are usually reviewed annually and in connection with promotions, and industry, peer group and survey results performed by independent consultants reporting to the committee are considered in making salary determinations.

Annual Bonus. Each executive officer of the company is eligible to earn a bonus based upon individual performance during the fiscal year and the company's performance generally. The compensation committee considers the achievement of the net income goals to gauge the company's performance generally and the attainment of individual goals and objectives related to the officer's area of oversight to determine individual achievement.

Long-term Equity Incentives. The committee believes that stock options directly link the compensation of executive officers with the appreciation realized by the company's stockholders. Stock options are viewed as a critical tool to attract and retain highly qualified executives, and are a major component of the compensation package, consistent with practices throughout the electronics and semiconductor industries. Therma-Wave has a number of long-term equity incentive plans under which officers and employees may hold grants of stock or options to purchase stock of the company. Officers currently hold grants of stock and options to purchase stock under the 1997 Stock Purchase and Option Plan, the 1997 Employee Stock Purchase and Option Plan and the 2000 Equity Incentive Plan. No additional stock purchase rights or options to purchase stock will be granted to officers under the 1997 Stock Purchase and Option Plan or the 1997 Employee Stock Purchase and Option Plan. The compensation committee has broad authority to award equity-based compensation arrangements to any eligible employee, consultant or advisor of the company. Since the ultimate value of stock options bears a direct relationship to the market price of the common stock, the compensation committee believes that awards under the 2000 Equity Incentive Plan are an effective incentive for the company's management to create value for the Therma-Wave's stockholders. Under the 2000 Equity Incentive Plan, options are granted at the fair market price and expire up to ten years after the date of grant. Vesting generally occurs over a four-year period.

CEO Compensation. Boris Lipkin has served as President and Chief Executive Officer of Therma-Wave since February 5, 2003. Prior to that, Martin M. Schwartz served as our President and Chief Executive Officer. The committee generally adheres to the same compensation principles described above in determining Mr. Schwartz' and Mr. Lipkin's compensation. Mr. Lipkin's salary is set at $320,000 for the fiscal year ending March 29, 2004. Mr. Schwartz's salary was set at $346,800 for fiscal 2003. This amount reflects a 15% pay cut for Mr. Schwartz due to the continuing industry downturn and the company's need to reduce expenses. Mr. Lipkin's employment agreement provides that he is eligible to receive a bonus of up to 50% of his base salary based on the company reaching certain targets set by the board.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes. The Internal Revenue Code precludes the company from taking a deduction for compensation in excess of $1 million for the officers named in the Summary Compensation Table. Certain performance-based compensation is specifically excluded from the deduction limit. The company's policy is to qualify, to the extent reasonable, the compensation of executive officers for deductibility under applicable tax laws. However, the committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executives who will further the company's success, and that the loss of a tax deduction may be necessary in some circumstances. The company's incentive and stock option plans are nevertheless designed to qualify as performance based plans within the meaning of the Internal Revenue Code so as to preserve deductibility by the company of the compensation paid under them.

The foregoing report has been approved by all members of the compensation committee.

Frank Alvarez
G. Leonard Baker, Jr.

AUDIT COMMITTEE REPORT

The audit committee was established by the board in January 2000 in connection with the company's initial public offering. The audit committee is currently comprised of Messrs. Baker, Alvarez and D'Errico. The primary function of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing:

    the financial information that will be provided to the stockholders and others;
    the systems of internal controls that management and the board have established; and
    all audit processes.

The general responsibilities of the audit committee include:

    providing open avenues of communication between the independent accountants and the board, reporting significant audit committee actions to the full board and making appropriate recommendations to the board and conducting or authorizing investigations into matters within the audit committee's scope of responsibility including retaining independent counsel, accountants or others as necessary to assist in an investigation.

The committee is responsible for the appointment, compensation and oversight of the company's outside accounting firm, and for the pre-approval of audit services and permissible non-audit services. The independent auditors report directly to the audit committee. The committee also approves all related party transactions.

The audit committee has reviewed the relevant requirements of the Sarbanes- Oxley Act of 2002 and the proposed rules of the Securities and Exchange Commission and the Nasdaq National Market regarding audit committee procedures and responsibilities. Although the audit committee's existing procedures and responsibilities generally complied with the requirements of these rules and standards, the board of directors has adopted amendments to the audit committee's charter to implement certain of the rules and to make explicit its adherence to others. A copy of the committee's amended charter is attached to this proxy statement as Appendix C.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures used to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors have the responsibility for the examination of those statements. The audit committee's responsibility is to monitor and review these processes and procedures, however, the members of the audit committee are not professionally engaged in the practice of accounting or auditing. The audit committee relied, without independent verification, on the information provided to the committee and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the company's accounting principles, and such other matters as are required to be discussed with the audit committee. The audit committee also discussed with the company's independent auditors the overall scope and plans for their audit. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting as required by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

In light of the current environment, the audit committee focused increased attention to the disclosure of critical accounting policies. The audit committee discussed with management and the independent auditors that the critical accounting policies were fully described and that all material commitments and contingencies were likewise appropriately disclosed.

PricewaterhouseCoopers has provided the audit committee with a formal written statement describing all relationships between the auditors and the company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The audit committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors' independence. The audit committee also reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers for audit and non-audit services and considered whether the provision of non- audit services by PricewaterhouseCoopers is compatible with maintaining PricewaterhouseCoopers' independence. PricewaterhouseCoopers did not provide any financial information systems design or implementation services to the company during the fiscal year ended March 30, 2003.

Based on these reviews and discussions with management and PricewaterhouseCoopers, and subject to our role and responsibilities described above and in the revised Audit Committee Charter, the audit committee decided that the financial statements should be included in the company's Annual Report on Form 10-K for the year ended March 30, 2003 for filing with the Securities and Exchange Commission.

The foregoing has been approved by all members of the audit committee.

G. Leonard Baker, Jr.
Frank Alvarez
John D'Errico

PERFORMANCE GRAPH

The following graph shows the company's cumulative total stockholder return since our common stock became publicly traded on February 4, 2000 compared to the return of the Philadelphia Semiconductor Index and the Nasdaq National Market Index. The graph assumes that the value of the investment in our common stock at its initial public offering price of $20.00 per share and each index was $100.00 on February 4, 2000. The JPMorgan H&Q Semiconductor Index which we used last year as an industry-based reference index has been discontinued. Therefore, we have switched to displaying the Philadelphia Semiconductor Index this year.

Comparison of the Cumulative Total Return Among

Therma-Wave, Inc., the Philadelphia Semiconductor Index and the

NASDAQ National Market (U.S.) Index

                                                             Philadelphia         Nasdaq National
                                       Therma-Wave,Inc.  Semiconductor Index    Market (U.S.) Index
                                       ----------------- -------------------   -----------------------

February 4, 2000.......................     $100.00           $100.00                 $100.00
April 2, 2000..........................     $170.00           $136.16                 $107.74
March 30, 2001.........................     $63.15            $62.79                  $43.36
March 31, 2002.........................     $72.20            $68.57                  $43.48
March 30, 2003.........................      $2.30            $35.72                  $32.27

SUBMISSION OF STOCKHOLDERS' PROPOSALS
AND ADDITIONAL INFORMATION

Proposals of stockholders that are intended to be included in our proxy statement and proxy card relating to the 2004 annual meeting of stockholders must be received by us on or before the close of business on February 20, 2004. According to our bylaws, only proposals submitted after May 23, 3004 but prior to June 23, 2004 may be voted on by the proxy holders, regardless of whether they are included in the proxy statement for next year's annual meeting. Any proposals should be submitted by certified mail, return receipt requested. A stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders should request a copy of our bylaws from our Secretary in order to conform to the requirements set forth in those bylaws.

WHERE CAN I GET MORE INFORMATION?

Therma-Wave files annual, quarterly and special reports, proxy statements and other information with the SEC. Therma-Wave's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Therma-Wave files with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of any document Therma-Wave files at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Enclosed with this Proxy is a copy of Therma-Wave's Annual Report on Form 10- K for the fiscal year ended March 30, 2003, along with the accompanying financial statements and schedules. If you would like copies of any other recently filed documents, please direct your request to Investor Relations, Therma-Wave, Inc. 1250 Reliance Way, Fremont, California 94539, (510) 668- 2200.

KEEP YOUR ADDRESS CURRENT

It is important that you keep our transfer agent, EquiServe, informed of your current address. EquiServe's address is 150 Royall Street, Canton, Massachusetts 02021; telephone: (781) 575-3400.

Appendix A

Amendment to the 2000 Equity Incentive Plan

It is proposed that Section 3 of the 2000 Equity Incentive Plan shall be restated in its entirety as follows:

3. Shares Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is (a) 4,300,000 Shares, plus (b) any Shares returned to the Company's existing stock option plans (the "Existing Plans") as a result of termination of options under the Existing Plans, plus (c) an annual increase to be added on the date of each annual meeting of the stockholders of the Company, beginning with the 2000 annual meeting of the stockholders, equal to one percent (1.0%) of the outstanding Shares on such date or such lesser amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option shall not be returned to the Plan and shall not become available for future distribution under the Plan.

Capitalized terms not defined herein have the meaning set forth in the 2000 Equity Incentive Plan.

Appendix B

Amendment to the 2000 Employee Stock Purchase Plan

It is proposed that Section 13(a) of the 2000 Employee Stock Purchase Plan shall be restated in its entirety as follows:

13. STOCK

(a) Subject to adjustment as provided in Section 19, the maximum number of Shares which shall be made available for sale under the Plan shall be 2,500,000 Shares or such lesser number of Shares as is determined by the Board. If the Board determines that, on a given Purchase Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide (x) that the company shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue all Offering Periods then in effect, or (y) that the company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 below. The company may make pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the company's stockholders subsequent to such Offering Date.

Capitalized terms not defined herein have the meaning set forth in the 2000 Employee Stock Purchase Plan.

Appendix C

Audit Committee Charter

The Audit Committee is a committee of the Board of Directors (the "Board"). Its primary function is to assist the Board of Therma-Wave, Inc., a Delaware corporation (the "Company") in fulfilling its oversight responsibilities. The Audit Committee oversees the Company's accounting and financial reporting processes, reviews its internal control systems and oversees the audit of the Company's financial statements.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles ("GAAP") and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Charter of the Audit Committee

RESOLVED, therefore, that the Audit Committee shall:

    Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;
    Oversee that management has established, documented, maintained and periodically re-evaluates its processes to assure that an adequate system of internal control is functioning within the Company; and
    Be responsible for the appointment, compensation, independence and oversight of the work of the Company's outside accounting firm and auditors.

    Membership of the Audit Committee

    RESOLVED, that:

    The Audit Committee shall consist of at least three independent (as defined in Section 10(A)(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Nasdaq Marketplace Rule 4200) members of the Board who shall serve at the pleasure of the Board;
    Audit Committee members and the Audit Committee Chairman shall be designated by the full Board upon the recommendation of the Nominating and Governance Committee;
    Members of the Audit Committee shall have a familiarity with basic finance and accounting practices and shall be able to read and understand financial statements; and
    The Board will endeavor to ensure that at least one member of the Audit Committee shall be a "financial expert" as that term is defined by the Securities and Exchange Commission.

    RESOLVED, that the Audit Committee shall:

    General Duties and Powers

    Hold at least four regular meetings per year and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent auditors or management, and include in such meetings members of management to provide information as needed. The Audit Committee shall invite the independent auditors to attend the meetings as deemed necessary by the Audit Committee.
    Meet with the internal auditing staff, the independent auditors, and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee, and resolve any disagreements between the parties.
    Provide independent, direct communication between the Board, management and the independent auditors;
    Report to the Board following the meetings of the Audit Committee such recommendations as the Audit Committee deems appropriate;
    Maintain minutes or other records of meetings and activities of the Audit Committee;

    Duties and Powers Related to the Company's Relationship with the Independent Auditors

    Be responsible for the appointment (subject, if applicable, to shareholder ratification), compensation (which the Company shall pay), independence and oversight of the work of the Company's outside accounting firm and auditors;
    Review and approve the independent auditors' annual engagement letter;
    Have the independent auditors report directly to the Audit Committee, and oversee audit partner rotation as required by law;
    Review and discuss with the independent auditors all relationships they have with the Company which may impact the auditors' independence;
    Discuss the planning and staffing of the audit with the independent auditors prior to the audit;
    Review and pre-approve the scope and cost of all audit and permissible non- audit services performed by the independent auditors, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit;
    Form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such a subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting;

    Duties and Powers Relating to the Company's Internal Audit Procedures

    Review the adequacy of the Company's systems of internal control;
    Obtain from the independent auditors and management their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review the correction of controls deemed to be deficient;
    Review and approve the Company's internal audit plans and reports, annual audit plans and budgets;

    Duties and Powers Relating to the Company's Financial Statements and Disclosure

    Confer with the independent auditors and management concerning the scope of their examinations of the books and records of the Company and its subsidiaries; direct the attention of the auditors to specific matters or areas deemed by the Audit Committee or management to be of special significance; and authorize the auditors to perform such supplemental review or audits as the Audit Committee may deem desirable;
    Discuss with the independent auditors their reports regarding (a) all critical accounting policies and practices used by the Company, (b) all material alternative accounting treatments within GAAP that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the accounting firm, and (c) other material written communications between the accounting firm and management such as any management letter or schedule of "unadjusted differences;"
    Review with management and the independent auditors significant risks and exposures, audit activities and significant audit findings;
    Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management;
    Review and discuss with management and the independent auditors the Company's audited annual financial statements and the independent auditors' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K;
    Review and discuss with management and the independent auditors the Company's interim financial reports before they are filed on Form 10-Q;
    Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls;
    Review the Company's quarterly earnings releases and the Company's annual fiscal year earnings release, including the use of "pro forma" or "adjusted" non-GAAP information as well as financial information and earnings guidance, before such releases are made public;
    Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies;

    Duties and Powers Relating to Compliance Oversight

    Approve all transactions between the Company and any affiliate or related party;
    Obtain assurance from the independent auditors that, in the course of their audit, the auditors have not become aware that any illegal act has occurred at the Company;
    Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities;
    Establish procedures to receive, retain and treat complaints, including confidential, anonymous complaints, regarding accounting, internal accounting controls, or auditing matters;
    Engage independent legal, accounting or other outside advisors in circumstances where the Audit Committee determines that retaining outside advisors is in the best interests of the Company and its shareholders and determine the appropriate compensation for any advisors, which funding shall be paid by the Company; and
    Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

DETACH HERE

PROXY

THERMA-WAVE, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Boris Lipkin and L. Ray Christie, and each or any of them, proxies of the undersigned ("proxy representatives"), with full power of substitution, to vote all of the shares of Therma-Wave, Inc., a Delaware corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting to be held at 1250 Reliance Way, Fremont, California 94539 on Friday, August 22, 2003 at 11:00 a.m. (Pacific Daylight Saving Time) or at any adjournment or postponement thereof, as shown on the voting side of this card.

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                                           SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
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DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

[ x ] PLEASE MARK VOTES AS IN THIS EXAMPLE

This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees for Class I and III directors, FOR Proposal 2 and FOR Proposal 3.

1. Election of Nominees for Directors listed hereon.

Nominees: Class I Director
(01)G. Leonard Baker, Jr., (02)Talat F. Hasan
and (03)Boris Lipkin

Nominees: Class III Directors
(04) Papken Der Torossian

FOR WITHHELD
[ ] [ ]

[ ]

For all nominees listed hereon, except vote withheld from the nominee(s) listed above.

2. Approve an amendment to Therma-Wave's 2000 Equity Incentive Plan to increase the number of shares of common stock that may be issued under the plan by 1,000,000 from 3,300,000 shares (plus any shares returned to the company as a result of terminated options granted under the company's stock option plans adopted in 1997 and plus an annual increase of one percent of the company's outstanding shares) (of which only approximately 725,000 shares are still available for issuance) to a total of 4,300,000 shares (plus any shares returned to the company as a result of terminated options granted under the company's stock option plans adopted in 1997 and plus an annual increase of one percent of the company's outstanding shares)

FOR AGAINST ABSTAIN

[ ] [ ] [ ]

3. Approve an amendment to Therma-Wave's 2000 Employee Stock Purchase Plan to increase the number of shares of common stock that may be issued under the plan by 1,000,000 from 1,500,000 shares (of which only approximately 250,000 shares are still available for issuance) to a total of 2,500,000 shares.

FOR AGAINST ABSTAIN

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In their discretion, the proxy representative are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]

This Proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Signature

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